EXHIBIT (a)(3)

                        LUND INTERNATIONAL HOLDINGS, INC.
                  AMENDMENT AND SUPPLEMENT, DATED JUNE 4, 2001,
                    TO THE OFFER TO CANCEL, DATED MAY 4, 2001


We, Lund International Holdings, Inc., are offering the opportunity to optionholders to waive their rights to certain options by tendering the options to us for cancellation. Only outstanding stock options having an exercise price of more than $4.00 per share that are outstanding under our 1994 Stock Option Plan, our 1998 Stock Option Incentive Plan and our 1999 Stock Option Incentive Plan and held by current employees are part of this Offer to Cancel.

This notice amends and supplements the offering materials sent to all optionholders on or about May 4, 2001. To comply with applicable disclosure requirements, we wish to advise you as follows:

     1. The cover sheet of the Offer to Cancel is hereby supplemented by adding the following language under the word "Important":

               We are not offering you any cash and we are not promising that we will grant to you any options in exchange for the cancellation of your options. By tendering your options for cancellation, you are waiving all of your rights with respect to the cancelled options. In the event that the market price of our common stock rises above $4.00 and your options were cancelled pursuant to this Offer to Cancel, you will not be able to exercise the cancelled options.

     2.   Question 6 and its answer are restated as follows:

               Q6. WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

                    Yes. Once we have accepted eligible options tendered by you, your eligible options will be cancelled and you will have waived your rights with regard to these options and will no longer have any rights under these options. In the event that the market price of our common stock rises above $4.00, you will not be able to exercise the cancelled options. (Cover Page and Section 4)

     3.   Question 7 and its answer are restated as follows:

               Q7. WHAT HAPPENS TO ELIGIBLE OPTIONS THAT YOU CHOOSE NOT TO
               TENDER?

                    Nothing. If you do not tender any of your options, your
               option agreement(s) will not be changed and its terms, including those relating to exercise price, vesting schedule and exercise period, will remain the same. If you tender a portion of your options, you will need to return your option agreement(s) to us and we will issue a restated option agreement to you reflecting the reduced number of options. The remaining terms (exercise price, vesting schedule) will be the same as your original option agreement. Whether you will be granted options in the future will not be affected by your decision whether to tender your options


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               except to the extent that because options in this Offer to Cancel were cancelled, there will be more options for Lund to grant to its employees and if options are not cancelled in this Offer to Cancel, there will be fewer options to grant. In the event that you decide not to participate in this Offer to Cancel, you will not become ineligible to receive options in the future. Options will be granted, if at all, in accordance with the board of directors' policies. ("General Information" and Section 2)

     4. The first paragraph under "General Information" is restated and a new second paragraph is added to read as follows:

               As to the date of this Offer to Cancel, we had issued and outstanding options to purchase 1,086,000 shares of our common stock issued under our 1994 Stock Option Incentive Plan, our 1998 Stock Option Incentive Plan and our 1999 Stock Option Incentive Plan, of which there are options to purchase 790,500 shares of our common stock which have an exercise price of more than $4.00 and are held by current employees. We are offering to cancel 100% of those options that have an exercise price of more than $4.00 and are held by current employees. All options accepted by us pursuant to this offer will be cancelled without any cash payment to you and without any promise to grant other options to you in the future. By the cancellation of the options pursuant to this Offer to Cancel, the number of options available for future grants will increase.

               Whether you will be granted options in the future will not be affected by your decision whether to tender your options except to the extent that because options in this Offer to Cancel were cancelled, there will be more options for Lund to grant to its employees and if options are not cancelled in this Offer to Cancel, there will be less options to grant. In the event that you decide not to participate in this Offer to Cancel, you will not become ineligible to receive options in the future.

     5. Under "Forward-Looking Information," we refer to the Private Securities Litigation Reform Act of 1995. Such reference should be deleted and please be advised that the safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to statements made by us in connection with this Offer to Cancel.

     6.   Section 4 is restated as follows:

               4. ACCEPTANCE FOR CANCELLATION OF OPTIONS; EFFECTS OF CANCELLATION ON RIGHTS OF OPTIONHOLDERS.

                    Upon the terms and subject to the conditions of this Offer to Cancel and as promptly as practicable after the expiration date, we will accept for cancellation all options validly tendered. For purposes of the offer, we will be deemed to have accepted for cancellation options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the optionholders of our acceptance for cancellation of such options, which may be by press release. Once we have cancelled the options in accordance with the above paragraph, the optionholders will have waived all of their rights with regard to the cancelled options and will no longer have any rights under the cancelled options. For


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               example, if after the cancellation of options, the market price of our common stock rises above $4.00, the cancelled options will be unable to be exercised. In the event that an optionholder tendered only a portion of his or her options, such optionholder will retain rights to those options not cancelled.

     7.   Section 5 is amended as follows:

               *    The first paragraph is restated to read:

                    Notwithstanding any other provision of this Offer to Cancel, we will not be required to accept for cancellation any options tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for return of options) the acceptance for cancellation of options tendered, if before the expiration date any of the following shall have occurred:

               * In each place that the words "sole judgment" or "sole discretion" appear, such words are deleted and replaced with the words "reasonable judgment" or "reasonable discretion" as applicable.

               *    The last paragraph of Section 5 is restated as follows:

                    The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, and any such condition may be waived by us, in whole or in part, in our reasonable discretion, whether or not any other condition of the offer is also waived. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time prior to the expiration date. Notwithstanding the foregoing, all conditions (other than those subject to applicable law, will be satisfied or waived by us on or prior to the expiration date. Any determination by us concerning the events described above will be final and binding on all parties.

     8.   Section 6 is amended by adding the following:

          For the First Quarter of 2001, the high and low closing prices were:
          $2.625 and $1.250, respectively.

     9.   Section 8 is supplemented as follows:

          The following table sets forth selected consolidated financial and operating data for Lund. The selected historical statement of operations data for the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000 that have been audited by PricewaterhouseCoopers, independent public accountants. The selected historical statement of operations data for the three months ended April 1, 2001 and April 1, 2000 and the historical balance sheet data as of April 1, 2001, which are included in the quarterly report on Form 10-Q for the quarter ended April 1, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal


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          recurring adjustments, necessary for a fair presentation of such data.
          The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.

                                                   Year Ended December 31            Three Months Ended
                                                    2000            1999       April 1, 2001   April 2, 2000
                                                    ----            ----       -------------   -------------
          Current assets                        $ 58,670,046    $ 67,087,734    $ 57,857,026    $ 66,826,020

          Noncurrent assets                      149,965,953     159,581,627     147,957,388     157,151,392

          Current liabilities                     40,186,337      36,641,484     118,720,475      31,690,328

          Noncurrent liabilities                  82,852,585     101,704,808       4,605,730     104,807,135
                                                ------------    ------------    ------------    ------------

          Net Book Value                        $ 85,597,077    $ 88,323,069    $ 82,488,209    $ 87,479,949
                                                ============    ============    ============    ============


          Net sales                             $177,293,257    $194,368,967    $ 39,326,869    $ 46,398,985

          Gross profit                            46,108,728      53,690,878      10,123,435      13,184,673

          Loss before extraordinary item and
              cumulative effect of accounting
              change                             (7 ,090,058      (3,832,345)     (3,108,868)       (207,197)

          Net loss                              $ (7,725,992)   $ (3,832,345)   $ (3,108,868)   $   (843,131)


          Basic and diluted loss per share:
               Loss before extraordinary item
                   and cumulative effect of
                   accounting change            $      (0.90)   $      (0.49)   $      (0.35)   $      (0.03)
               Net loss                         $      (0.98)   $      (0.49)   $      (0.35)   $      (0.11)


          Ratio of earnings to fixed charges:
               Pretax income                    $ (7,396,941)   $ (4,558,345)   $ (3,078,868)   $   (389,769)
               Fixed charges                    $ 12,902,232    $ 12,746,791    $  3,314,165    $  3,261,674
                                                ------------    ------------    ------------    ------------
               Earnings                         $  5,505,291    $  8,188,446    $    235,297    $  2,871,905
                                                ============    ============    ============    ============

               Ratio                                    0.43            0.64            0.07            0.88


          Book value per share:                 $      10.81    $      11.32    $       9.38    $      11.21

          To review our financial statements, please refer to our Annual Report on Form 10-K for our fiscal year ended December 31, 2000, filed on April 2, 2001, and our Quarterly Report on Form 10-Q for our quarter ended April 1, 2001, filed on May 15, 2001, which is incorporated herein by reference. For additional information about our company's business and strategy, please review the documents incorporated herein by reference. See Section 14 "Additional Information."

     10.  Section 10 is restated as follows:


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          10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND AGREEMENTS
     CONCERNING THE OPTIONS.

          None of the officers or affiliates have indicated their intention to tender or to not tender their options in this Offer to Cancel except that three officers have tendered a total of 122,000 options for cancellation and that a vice president of one our subsidiaries who has indicated his intention not to tender his options for cancellation. None of the directors hold options that are included in this Offer to Cancel. Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the options or the common stock issuable upon the exercise of such options during the 60 business days prior to the date of this Offer to Cancel.

          Except for outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our option plans, and restricted share awards granted from time to time to certain of our employees (including executive officers) pursuant to our incentive compensation programs and except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding or proxies, consents or authorizations.

          The following is a list of our officers, the number of options subject to this Offer to Cancel that each officer holds and the percentage that such number represents of the total number of options subject to this Offer to Cancel.

                                                       Number of
                                                        Options      Percentage of Options
                                                      included in    included in this Offer
                                                     this Offer to   to Cancel (to nearest
          Name and Title                                Cancel               tenth)
          Jerry Shomaker, Vice President Howe PSC       20,000*               2.5%

          Terry L. Cole, Vice President Sales and       50,000                6.3%
          Marketing

          Dennis W. Vollmershausen, President and      250,000               31.6%
          CEO

          Edmund J. Schwartz, Vice President and        70,000                8.9%
          CFO

          James P. Chick, President Suspension          39,500                5.0%
          Division

          Kenneth Holbrook, President Light Truck       83,000               10.5%


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
          Timothy J. Yungers, Vice  President           20,000                2.5%
          Human Resources

          Stephen S. Treichel, Vice President           42,000*               5.3%
          Information Services

          John Daniels, President Heavy Truck           60,000*               7.6%
          Division

          Charles W. Minor, Vice President              20,000                2.5%
          Lawrenceville Distribution Center/
          Anoka PSC

          Richard Tucker, General Manager and Vice      48,000                6.1%
          President Auto Ventshade

          Gary Doak, Vice President Corona PSC          25,500**              3.2%

          Joe Gallup, Vice President Operations          2,000                 .3%
          Longmont PSC

          Total for the above officers as a group      730,000               92.3%

          * as of June 1, the optionholder has tendered these options for cancellation
          ** as of June 1, the optionholder has returned a letter of transmittal indicating that these options will not be tendered

     11. Section 14 - Additional Information is hereby supplemented by adding the following item incorporated by reference:

               * Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2001;


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